      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           KING PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           TENNESSEE                          2834                          54-1684963
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

           501 FIFTH STREET, BRISTOL, TENNESSEE 37620, (423) 989-8000 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                JOHN M. GREGORY
                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

               JOHN A. A. BELLAMY, ESQ.                                      LINDA M. CROUCH, ESQ.
              KING PHARMACEUTICALS, INC.                               BAKER DONELSON BEARMAN & CALDWELL
                   501 FIFTH STREET                                          SUNTRUST BANK BUILDING
               BRISTOL, TENNESSEE 37620                                 207 MOCKINGBIRD LANE, SUITE 300
                    (423) 989-8000                                       JOHNSON CITY, TENNESSEE 37604
                                                                                 (423) 928-0181

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                             ---------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED               PROPOSED
                                                     AMOUNT               MAXIMUM               MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                     TO BE           OFFERING PRICE           AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT(1)        OFFERING PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, including
  Preferred Stock Purchase Rights(2).........
Preferred Stock(2)...........................   $1,500,000,000(3)          100%           $1,500,000,000(3)(4)       $375,000
Debt Securities(2)...........................
Debt Warrants(2).............................
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Also includes such indeterminate amounts of Debt Securities, Debt Warrants, Preferred Stock and Common Stock, including Preferred Stock Purchase Rights, as may be issued upon conversion of or exchange for any other securities that provide for conversion or exchange into Debt Securities, Debt Warrants, Preferred Stock or Common Stock, including Preferred Stock Purchase Rights.
(3) Such amount represents the principal amount of Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the issue price of any Debt Warrants, the issue price of any Debt Securities issuable upon the exercise of Debt Warrants, the liquidation preference of any Preferred Stock and the issue price of any Common Stock, including Preferred Stock Purchase Rights.
(4) No separate consideration will be received for the Debt Securities, Debt Warrants, Preferred Stock or Common Stock, including Preferred Stock Purchase Rights, issuable upon conversion of, or in exchange for, Debt Securities and Preferred Stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 3, 2001

Prospectus

                                 $1,500,000,000

                           KING PHARMACEUTICALS, INC.

                                  COMMON STOCK

                                PREFERRED STOCK

                                DEBT SECURITIES

                                 DEBT WARRANTS

                           -------------------------

     King Pharmaceuticals, Inc. may offer and sell shares of common stock, shares of preferred stock, debt securities and debt warrants. These securities may be offered and sold from time to time for an aggregate offering price of up to $1,500,000,000. The selling shareholders identified on page 44 may sell shares of common stock from time to time in an amount totaling up to $200,000,000. We will not receive any of the proceeds from sales of shares of the common stock by the selling shareholders. We will provide the specific terms and the initial public offering prices of these securities in an accompanying prospectus supplement.

     We and the selling shareholders may sell the securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

     See "Risk Factors beginning on page 5 to read about factors you should consider before investing in the securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................     2
Where You Can Find More Information...     2
Summary...............................     4
Risk Factors..........................     5
A Warning About Forward-Looking
  Statements..........................    17
Recent Developments...................    19
Selected Consolidated Financial
  Data................................    21
Use of Proceeds.......................    23
Legal Ownership.......................    23
Description of Capital Stock..........    25

                                        PAGE
                                        ----
Description of Debt Securities We May
  Offer...............................    30
Description of Debt Warrants We May
  Offer...............................    40
Description of Preferred Stock We May
  Offer...............................    42
Selling Shareholders..................    44
Plan of Distribution..................    45
Legal Matters.........................    45
Experts...............................    46

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to in this document as the "SEC," using a shelf registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total of $1,300,000,000 and the selling shareholders may sell shares of common stock in an amount totaling up to $200,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov".

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     - Our Current Reports on Form 8-K filed June 30, 2000, as amended on September 21, 2000; and filed January 8, 2001.

     - The description of our capital stock contained in our Registration Statement on Form S-1 (Registration No. 333-38753), filed with the SEC on October 27, 1997

     You may request a copy of these filings, at no cost, by writing or telephoning:

         King Pharmaceuticals, Inc.
         501 Fifth Street
         Bristol, Tennessee 37620
         Attention: Corporate Affairs Department
         Telephone: 423.989.8023

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 5. Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" and "King" refer to King Pharmaceuticals, Inc. and its direct and indirect subsidiaries.

                                   WHO WE ARE

     King is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of approximately 520 representatives and co-promotion arrangements, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, pediatricians, obstetrician/gynecologists and hospitals across the United States and in Puerto Rico.

     Our primary business strategy is to acquire established branded pharmaceutical products and to increase their sales through focused marketing and promotion and product life cycle management, including, securing new indications, developing product line extensions and devising new formulations or dosages. In pursuing product acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also seek attractive company acquisitions which add products or product pipelines, technologies or sales and marketing capabilities to our key therapeutic areas. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Warner-Lambert Company, predecessor to Pfizer, Inc., Centocor, Inc., Santen Incorporated and Hoffmann-La Roche Inc.

                                  RISK FACTORS

     Investing in our securities involves risks. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 5 for a discussion of certain risks involved with an investment in the offering.

                                  OUR ADDRESS

     King Pharmaceuticals, Inc. was incorporated in the State of Tennessee in 1993. Our principal executive offices are located at 501 Fifth Street, Bristol, Tennessee 37620. Our telephone number is (423) 989-8000 and our facsimile number is (423) 274-8677.

                                  RISK FACTORS

     Before you purchase our securities, you should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and related notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the adverse events described in this risk factors section actually occurs, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

IF SALES OF OUR MAJOR PRODUCTS OR ROYALTY PAYMENTS TO US DECREASE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Altace(R) accounted for approximately 31% of our net sales for the three months ended March 31, 2001, and Altace(R), Lorabid(R), Levoxyl(R), Thrombin-JMI(R), and royalty revenues collectively accounted for approximately 61% of our net sales during the same period. We believe that sales of these products will continue to constitute a significant portion of our total revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products or products for which we receive royalty payments could have a material adverse effect on our business, financial condition, results of operations and cash flows.

WE MAY NOT ACHIEVE OUR INTENDED BENEFITS FROM THE CO-PROMOTION AGREEMENT WITH AMERICAN HOME PRODUCTS CORPORATION FOR THE PROMOTION OF ALTACE(R).

     We entered into a Co-Promotion Agreement for Altace(R) with American Home Products Corporation, which we call the "Co-Promotion Agreement," partially because we believed a larger pharmaceutical company with more sales representatives and, in our opinion, with substantial experience in the promotion of pharmaceutical products to physicians would significantly increase the sales revenue potential of Altace(R). By efficiently co-marketing the new indications for Altace(R) which were approved by the Food and Drug Administration, generally known as the "FDA", on October 4, 2000, we intend to increase the demand for the product. In the agreement, both parties have incentives to maximize the sales and profits of Altace(R) and to optimize the marketing of the product by coordinating their promotional activities.

     Under the Co-Promotion Agreement, American Home Products and we agreed to establish an annual budget of marketing expenses to cover, among other things, direct-to-consumer advertising, such as television advertisements and advertisements in popular magazines and professional journals. One of the goals of the direct-to-consumer advertising campaign is to encourage the targeted audience to ask their own physicians about Altace(R) and whether it might be of benefit for them. The direct-to-consumer campaign may not be effective in achieving this goal. Furthermore, the direct-to-consumer advertising campaign has not yet begun and the date for its launch is yet to be determined. Physicians may not prescribe Altace(R) for their patients to the extent we might otherwise hope if patients for whom Altace(R) is indicated do not ask their physicians about Altace(R).

     It is possible that we or American Home Products or both of us will not be successful in effectively promoting Altace(R) or in optimizing its sales. The content of agreed-upon promotional messages for Altace(R) may not sufficiently convey the merits of Altace(R) and may not be successful in convincing physicians to prescribe Altace(R) instead of other angiotensin converting enzyme, or "ACE," inhibitors or competing therapies. The targets for sales force staffing, the number and frequency of details to physicians and the physicians who are called upon may be inadequate to realize our expectations for the revenues from Altace(R). Neither we nor American Home Products may be able to overcome the perception by physicians of a class effect, which we discuss below. Further, developments in technologies, the introduction of other products or new therapies may make it more attractive for American Home Products to concentrate on the promotion of a product or products other than Altace(R) or to lessen their emphasis on the marketing of Altace(R). Our strategic decisions in dealing with managed health care organizations may not prove to be correct and we could consequently lose sales in this market to competing ACE inhibitor products or alternative therapies. If any of these situations occurred, they could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF OUR BRISTOL FACILITY IS NOT QUALIFIED AS A MANUFACTURING AND PACKAGING SITE FOR ALTACE(R) OR IF THERE IS AN INTERRUPTION IN THE SUPPLY OF RAW MATERIAL FOR ALTACE(R), THE DISTRIBUTION, MARKETING AND SUBSEQUENT SALES OF THE PRODUCT COULD BE ADVERSELY AFFECTED.

     We are currently working to qualify our Bristol facility as a manufacturing and packaging site for Altace(R). While Aventis Pharmaceuticals, Inc. (USA), successor to Hoechst Marion Roussel, Inc. from which we purchased Altace(R), will remain as a supplier of the finished Altace(R) product to us, we intend our Bristol facility to ultimately be the primary source for the manufacture and packaging of Altace(R) for us. If we are unable to secure the approval of our Bristol facility as a manufacturing and packaging site or do not do so in a timely manner, we may not be able to meet the anticipated demand for Altace(R). While Aventis (USA) will remain an alternative or back-up supplier of Altace(R), if we encounter delays or difficulties with the approval of our Bristol facility as a site for the manufacture and packaging of Altace(R), the distribution, marketing and subsequent sales of Altace(R) nonetheless could be adversely affected. If we are delayed or unsuccessful in securing approval of the Bristol facility as a supplier, we might not be able to make alternative supply arrangements for additional amounts of the finished product at commercially reasonable rates, if at all.

     When we have qualified our Bristol facility as a manufacturing and packaging site for Altace(R), Aventis Pharma Deutscheland GmbH (Germany) will continue to be our single supplier of ramipril, the active ingredient in Altace(R). Because the manufacture of ramipril is a patented process, we cannot secure the raw material from another source. Aventis (USA) currently manufactures and packages Altace(R) for us for sales in the United States and for itself for distribution outside of the United States. Any interruptions or delays in receiving the finished product or raw material used for the future production of Altace(R) could have a material adverse effect on our business, financial condition, results of operations and cash flows. We have entered into a supply agreement with Aventis (Germany) and we believe that it adequately protects our supply of raw material, but there can be no guarantee that there will not be interruptions or delays in the supply of the raw material.

SALES OF ALTACE(R) MAY BE AFFECTED BY THE PERCEPTION OF A CLASS EFFECT, AND ALTACE(R) AND OUR OTHER PRODUCTS MAY BE SUBJECT TO VARIOUS SOURCES OF COMPETITION FROM ALTERNATE THERAPIES.

     Although the FDA has approved new indications for Altace(R), we may be unable to meet investors' expectations regarding sales of Altace(R) due to a perceived class effect or the inability to market Altace(R)'s new uses and indications effectively.

     All prescription drugs currently marketed by pharmaceutical companies may be grouped into existing drug classes, but the criteria for inclusion vary from class to class. For some classes, specific biochemical properties may be the defining characteristic. For example, Altace(R) (ramipril) is a member of a class of products known as ACE inhibitors because ramipril is one of several chemicals that inhibits the production of enzymes that convert angiotensin, which could otherwise lead to hypertension.

     When one drug from a class is demonstrated to have a particularly beneficial or previously undemonstrated effect (e.g., the benefit of Altace(R) as shown by the Heart Outcomes Prevention Evaluation, which we refer to as the "HOPE trial"), marketers of other drugs in the same class (for example, other ACE inhibitors) will represent that their products offer the same benefit simply by virtue of membership in the same drug class. Consequently, other companies with ACE inhibitors that compete with Altace(R) will represent that their products are equivalent to Altace(R). By doing so, these companies will represent that their products offer the same efficacious results demonstrated by the HOPE trial. Regulatory agencies do not decide whether products within a class are quantitatively equivalent in terms of efficacy or safety. Because comparative data among products in the same drug class are rare, marketing forces often dictate a physician's decision to use one ACE inhibitor over another. We may not be able to overcome other companies' representations that their ACE inhibitors will offer the same benefits as Altace(R) as demonstrated by the HOPE trial. As a result, sales of Altace(R) may suffer from the perception of a class effect.

     Currently, there is no generic form of Altace(R) available. That is, there is no product that has the same active ingredient as Altace(R). Although no generic substitute for Altace(R) has been approved by the FDA, there are other ACE inhibitors whose patents have expired or will expire in the next few years and there are generic forms of other ACE inhibitors. Also, there are different therapeutic agents that may be used to treat certain conditions treated by Altace(R). For example, the group of products known as beta-blockers, calcium channel blockers and diuretics, may be prescribed to treat certain conditions that Altace(R) is used to treat. New ACE inhibitors, increased sales of generic forms of other ACE inhibitors or of other therapeutic agents that compete with Altace(R) may adversely affect the sales of Altace(R).

OUR CO-PROMOTION AGREEMENT FOR ALTACE(R) WITH AMERICAN HOME PRODUCTS CORPORATION COULD BE TERMINATED BEFORE WE REALIZE ALL OF THE BENEFITS OF THE AGREEMENT OR IT COULD BE ASSIGNED TO ANOTHER COMPANY BY AMERICAN HOME PRODUCTS OR AMERICAN HOME PRODUCTS COULD MARKET A COMPETING PRODUCT.

     Our exclusive Co-Promotion Agreement for Altace(R) with Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, could be terminated before we realize all of the benefits of the agreement. American Home Products and we each have the right to terminate the agreement if annualized net sales of Altace(R) have not reached $300.0 million by October 4, 2003. There are other reasons why either American Home Products or we could terminate the Co-Promotion Agreement. If the Co-Promotion Agreement is terminated for any reason, we may not realize increased sales which we believe may result from the expanded promotion of Altace(R). If we must unwind our co-promotion efforts because of the reasons mentioned above, there may be a material adverse effect on the sales of Altace(R).

     If another company were to acquire, directly or indirectly, over 50% of the combined voting power of American Home Products' voting securities or more than half of its total assets, then American Home Products could assign its rights and obligations under the Altace(R) Co-Promotion Agreement to a successor without our prior consent. However, a successor would be required to first assume in writing the obligations of American Home Products under the Co-Promotion Agreement before the rights of American Home Products were assigned to it. Another party might not market Altace(R) as effectively or efficiently as American Home Products did. Also, a company which acquires American Home Products might not place as much emphasis on the Co-Promotion Agreement, might expend fewer marketing resources, such as a fewer number of sales representatives, than American Home Products did, or might have less experience or expertise in marketing pharmaceutical products to physicians. In any of these cases, there may be a material adverse effect on the sales of Altace(R).

     When feasible, American Home Products must give us six months' written notice of its intent to sell, market or distribute any product competitive with Altace(R). Under the Co-Promotion Agreement, a product competes with Altace(R) if it is an ACE inhibitor, an angiotensin II receptor blocker, which we refer to as an "ARB," or an ACE inhibitor or ARB in combination with other cardiovascular agents in a single product. However, an ARB alone or in combination with other cardiovascular agents competes with Altace(R) only if the level of promotional effort used by American Home Products for the ARB is greater than 50% of that applied to Altace(R). A product would not compete with Altace(R) if in the last 12 months it had net sales of less than $100.0 million or 15% of net sales of Altace(R), whichever was higher. Also, a product would not compete with Altace(R) under the Co-Promotion Agreement if the product were acquired by American Home Products through a merger with or acquisition by a third party and the product was no longer actively promoted by American Home Products or its successor through detailing the product to physicians.

     Once we have been notified in writing of American Home Products' intent to market, sell or distribute a competing product, then American Home Products has 90 days to inform us as to whether it intends to divest its interest in the competing product. If American Home Products elects to divest the competing product, it must try to identify a purchaser and to enter into a definitive agreement with the purchaser as soon as practicable. If American Home Products elects not to divest the competing product or fails to divest the product within one year of providing notice to us of its plan to divest the competing product, then both of us must attempt to establish acceptable terms under which we would co-promote the competing product for the remaining term of our Altace(R) Co-Promotion Agreement. Alternatively, American Home Products and we could agree upon another commercial relationship, such as royalties payable to us for the sale of the competing product, or we could agree to adjust the promotion fee we pay to American Home Products for the co-promotion of Altace(R). If American Home Products and we are unable to establish acceptable terms under any of these options, then we have the option at our sole discretion to reacquire all the marketing rights to Altace(R) and terminate the Co-Promotion Agreement upon 180 days' prior written notice to American Home Products. In the event we decided to reacquire all the marketing rights to Altace(R) we would be obligated to pay American Home Products an amount of cash equal to twice the net sales of Altace(R) in the United States for the 12 month period preceding the reacquisition. Such a decision could have a material effect on our business, financial condition, the results of our operations and cash flows.

OUR SALES OF LEVOXYL(R) COULD BE AFFECTED BY FUTURE ACTIONS OF THE FDA AND BY UNCERTAINTY IN THE LEVOTHYROXINE SODIUM PRODUCT MARKET.

     On August 14, 1997, the FDA announced in the Federal Register (62 FR 43535) that orally administered levothyroxine sodium drug products are new drugs. The notice stated that manufacturers who wish to continue to market these products must submit applications as required by the Food, Drug and Cosmetic Act, or "FDC Act," as it is generally known, by August 14, 2000. On April 26, 2000, the FDA issued a second Federal Register notice extending the deadline for filing these applications until August 14, 2001.

     On May 25, 2001, the FDA approved our previously filed New Drug Application for Levoxyl(R), our levothyroxine sodium drug product. It is possible that other manufacturers of levothyroxine sodium drug products have filed or will file other New Drug Applications for their levothyroxine sodium products. Jerome Stevens, Inc. has also received approval for its levothyroxine sodium product Unithroid. After August 14, 2001, the FDA will refuse to accept a New Drug Application for a levothyroxine sodium drug product that is pharmaceutically equivalent to an approved product. However, the treatment of applications which are submitted prior to August 14, 2001, but not approved by August 14, 2001 is uncertain. The FDA has stated it will continue to review these applications. Other manufacturers who wish to submit an application for an equivalent product after August 14, 2001 must submit an Abbreviated New Drug Application. Also, since the Jerome Stevens product has been approved, a manufacturer could submit an Abbreviated New Drug Application demonstrating in vivo bioequivalence to the Jerome Stevens product. If the FDA were to determine that another levothyroxine sodium product is bioequivalent to Levoxyl(R), generic substitution for Levoxyl(R) may become possible which could result in a decrease in sales of our product Levoxyl(R).

WE CANNOT ASSURE YOU THAT SALES OF LORABID(R) WILL INCREASE IN THE FUTURE. IF SALES DO NOT INCREASE, THERE MAY BE A MATERIAL ADVERSE EFFECT UPON OUR RESULTS OF OPERATIONS.

     Prior to our acquisition of Lorabid(R), sales of that product were on the decline. Increased sales of Lorabid(R) depend upon effective marketing to physicians which leads them to write prescriptions for our product. We cannot assure you that sales of Lorabid(R) will increase in the future. If Lorabid(R) sales do not increase or if they decrease, there may be a material adverse effect upon our results of operations and cash flow.

IF WE CANNOT IMPLEMENT OUR STRATEGY TO GROW OUR BUSINESS THROUGH INCREASED SALES AND ACQUISITIONS, OUR COMPETITIVE POSITION IN THE PHARMACEUTICAL INDUSTRY MAY SUFFER.

     We have historically increased our sales and net income through strategic acquisitions and related internal growth initiatives intended to develop marketing opportunities with respect to acquired product lines. Our strategy is focused on increasing sales and enhancing our competitive standing through acquisitions that complement our business and enable us to promote and sell new products through existing marketing and distribution channels. Moreover, since we engage in limited proprietary research activity with respect to product development, we rely heavily on purchasing product lines from other companies.

     Other companies, many of which have substantially greater financial, marketing and sales resources than we do, may compete with us for the acquisition of products or companies. We may not be able to acquire rights to additional products or companies on acceptable terms, if at all, or be able to obtain future financing for acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional branded products could limit the overall growth of our business. Furthermore, even if we obtain rights to a pharmaceutical product or acquire a company, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. For example, our marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of our current products, limiting our ability to compete favorably in those product categories.

IF WE CANNOT INTEGRATE THE BUSINESS OF COMPANIES OR PRODUCTS WE ACQUIRE, OUR BUSINESS MAY SUFFER.

     We anticipate that the integration of newly acquired companies and products into our business will require significant management attention and expansion of our sales force. In order to manage our acquisitions effectively, we must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our recent acquisitions, including the acquisition of Jones Pharma Incorporated, have significantly expanded our product offerings, operations and number of employees. Our future success will also depend in part on our ability to retain or hire qualified employees to operate our expanding facilities efficiently in accordance with applicable regulatory standards. If we cannot integrate our acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF WE ARE NOT ABLE TO DEVELOP OR LICENSE NEW PRODUCTS, OUR BUSINESS MAY SUFFER.

     We compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and licensing of new products. We cannot assure you that we will be able to

     - engage in product life cycle management to develop new indications and line extensions for existing and acquired products;

     - develop, license or successfully commercialize new products on a timely basis or at all; or

     - develop or license new products in a cost effective manner.

For example, we are engaged in the development of Binodisine (MRE0470), a myocardial pharmacologic stress imaging agent; under a licensing agreement with Novavax we are developing recombinant human papillomavirus (HPV) virus-like particle (VLP) vaccines; and under an exclusive license with Novavax we anticipate promoting, marketing, distributing and selling Estrasorb(TM), a topical transdermal estrogen replacement therapy, and Androsorb(TM), a topical testosterone replacement therapy for testosterone deficient women, upon their approval by the FDA. However, we cannot assure you that we will be successful in any or all of these projects.

Further, other companies may license or develop products or may acquire technologies for the development of products that are the same as or similar to the products we have in development or that we license. Because there is rapid technological change in the industry and because many other companies may have more financial resources than we do, other companies may

     - develop or license their products more rapidly than we can,

     - complete any applicable regulatory approval process sooner than we can,

     - market or license their products before we can market or license our products, or

     - offer their newly developed or licensed products at prices lower than our prices,

and thereby have a negative impact on the sales of our newly developed or licensed products. Technological developments or the FDA's approval of new therapeutic indications for existing products may make our existing products or those products we are licensing or developing obsolete or may make them more difficult to market successfully, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

WE DO NOT HAVE PROPRIETARY PROTECTION FOR MOST OF OUR BRANDED PHARMACEUTICAL PRODUCTS, AND OUR SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Although most of our revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of our branded pharmaceutical products, and generic substitutes for most of these products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations. For example, Tapazole(R), with net sales of $26.5 million in 1999, began to face generic competition in 2000 and had net sales of $29.0 million in 2000 although net sales declined in the last six months of 2000. In addition, our branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which our branded products are used.

THIRD PARTIES MANUFACTURE OR SUPPLY MATERIALS FOR MANY OF OUR PRODUCTS, AND ANY DELAYS OR DIFFICULTIES EXPERIENCED BY THEM MAY REDUCE OUR PROFIT MARGINS AND REVENUES OR HARM OUR REPUTATION.

     Many of our product lines, including Altace(R), Lorabid(R) and Cortisporin(R), are currently manufactured by third parties. Our dependence upon third parties for the manufacture of our products may adversely impact our profit margins or may result in unforeseen delays or other problems beyond our control. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms. We might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. We also cannot assure you that the manufacturers we utilize will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications.

     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for us and for third parties with which we have contracted. Generally, we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on over 500 suppliers to deliver the necessary raw materials and components. We have no reason to believe that we will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to distribute our products as planned. In this case, our business, financial condition and results of operations could be materially and adversely affected.

OUR PARKEDALE FACILITY HAS BEEN THE SUBJECT OF FDA CONCERNS. IF WE CANNOT ADEQUATELY ADDRESS THE FDA'S CONCERNS, WE MAY BE UNABLE TO OPERATE THE PARKEDALE FACILITY AND, ACCORDINGLY, OUR BUSINESS MAY SUFFER.

     Our Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Prior to our acquisition of the Parkedale facility in February 1998, it was one of six Pfizer facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993 as a result of FDA concerns about compliance issues within Pfizer facilities in the period before the decree was entered.

     The Parkedale facility was inspected by the FDA in February 2001. When an FDA inspector completes an authorized inspection of a manufacturing facility, the FDC Act mandates that the inspector give to the owner/operator of the facility a written report listing the inspector's observations of objectionable conditions and practices. This written report is known as an "FDA Form 483" or simply as a "483." The observations in a 483 are reported to the manufacturer in order to assist the manufacturer in complying with the FDC Act and the regulations enforced by the FDA. Often a pharmaceutical manufacturer receives a 483 after an inspection and our Parkedale facility received a 483 following the February 2001 inspection. While no law or regulation requires us to respond to a 483 we have submitted a written response detailing our plan of action with respect to each of the observations made on the February 483 and our commitment to correct the objectionable practice or condition. The risk to us of a 483, if left uncorrected, could include, among other things, the imposition of civil monetary penalties, the commencement of actions to seize or prohibit the sale of unapproved or non-complying products, or the cessation of manufacturing operations at the Parkedale facility that are not in compliance with current Good Manufacturing Practices, generally known as "cGMP." While we believe the receipt of the 483 will not have a material adverse effect on our business, financial condition, results of operation and cash flows, we cannot assure you that future inspections may not result in adverse regulatory actions. The 483 from February 2001 does not require us to delay or discontinue the production of any products made at the Parkedale facility.

OUR QUARTERLY RESULTS MAY FLUCTUATE, AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Our results of operations may vary from quarter to quarter due to many factors. These factors include expenditures related to the acquisition, sale and promotion of pharmaceutical products, a changing customer base, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, new products introduced by us or our competitors, the mix of products we sell, seasonality of certain product sales, changes in sales due to anticipated price increases, changes in sales and marketing expenditures, competitive pricing pressures and general economic and industry conditions that may affect customer demand. For example, in advance of an anticipated or announced price increase, many of our customers may order pharmaceutical products in larger than normal quantities. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. We cannot assure you that we will be successful in maintaining or improving our profitability or avoiding losses in any future period.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM OUR BUSINESS.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products are alleged to have resulted in adverse effects. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. While we have taken, and will continue to take, what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $75.0 million for aggregate annual claims with a $50,000 deductible per incident and a $500,000 aggregate annual deductible; however, we cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

     Product recalls may be issued at our discretion, at the discretion of the FDA, or at the discretion of other government agencies or other companies having regulatory authority for pharmaceutical product sales. From time to time, we may recall products for various reasons. To date, however, these recalls have not been significant and have not had a material adverse effect on our business, financial condition, results of operations and cash flows. However, we cannot assure you that the number and significance of recalls will not increase in the future.

     Although product returns were approximately 2.4% of gross sales for the year ended December 31, 2000, we cannot assure you that actual levels of returns will not increase or significantly exceed the amounts we have anticipated.

SALES OF THROMBIN-JMI(R) MAY BE AFFECTED BY THE PERCEPTION OF RISKS ASSOCIATED WITH SOME OF THE RAW MATERIALS USED IN ITS MANUFACTURE.

     The source material for our product Thrombin-JMI(R) comes from bovine plasma and lung tissue. Bovine-sourced materials from outside the United States may be of some concern because of potential transmission of Bovine Spongiform Encephalopathy, or BSE. However, we have taken precautions to minimize the risks of contamination from BSE in our source materials including, primarily, the use of bovine materials only from FDA-approved sources in the United States.

Although no BSE has been documented in the United States, the United States is considered a Category II BSE-risk country, meaning that the United States is probably BSE-free but has some history of importing cattle from the United Kingdom.

     We receive the bovine raw materials from a single vendor and any interruption or delay in the supply of that material could adversely affect the sales of Thrombin-JMI(R). In addition to other actions taken by us and our vendor to minimize the risk of BSE, we are developing steps to further purify the material of other contaminants. While we believe that our procedures and those of our vendor for the supply, testing and handling of the bovine material comply with all federal, state, and local regulations, we cannot eliminate the risk of contamination or injury from these materials. We will continue surveillance of the source and believe that the risk of BSE-contamination in the source materials for Thrombin-JMI(R) is very low. There are high levels of global public concern about BSE. Physicians could determine not to administer Thrombin-JMI(R) because of the perceived risk which could adversely affect our sales of the product. Any injuries resulting from BSE contamination could expose us to extensive liability. Also there is currently no alternative to the bovine-sourced materials for Thrombin-JMI(R). If BSE spreads to the United States, the manufacture and sale of Thrombin-JMI(R) and our business, financial condition and results of operations could be materially and adversely affected.

THE LOSS OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

     We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our acquisition and development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational, scientific and development personnel, we cannot assure you that we will be able to attract and retain key personnel on acceptable terms. The loss of the services of key personnel could have a material adverse effect on us, especially in light of our recent growth. We do not maintain key-person life insurance on any of our employees. In addition, we do not have employment agreements with any of our key employees.

IF WE ARE UNABLE TO SECURE OR ENFORCE PATENT RIGHTS, TRADEMARKS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY, OUR BUSINESS COULD BE HARMED.

     We may not be successful in securing or maintaining proprietary patent protection for products we develop or technologies we license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our sales. The validity of patents can be subject to expensive litigation. We can give you no assurance that our patents will not be challenged. Competitors may be able to develop similar or competitive products outside the scope of our patents which could have a material adverse effect on sales of our products or the amounts of royalty revenues we receive.

     We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation, where patent protection is not believed to be appropriate or attainable, in order to maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets or disclose the technology, or that we can adequately protect our trade secrets.

OUR WHOLLY OWNED SUBSIDIARY, JONES PHARMA, IS A DEFENDANT IN LITIGATION WHICH IS CURRENTLY BEING HANDLED BY ITS INSURANCE CARRIERS. SHOULD THIS COVERAGE BE INADEQUATE OR SUBSEQUENTLY DENIED OR WERE WE TO LOSE SOME OF THESE LAWSUITS, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Our wholly owned subsidiary, Jones Pharma, is a defendant in more than 2,500 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine, which is usually referred to as "fen/phen." In 1996 Jones acted as a distributor of Obenix(R), a branded phentermine product. Jones also distributed a generic phentermine product. Jones believes that its phentermine products have been identified in less than 100 of the foregoing cases. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. They seek compensatory and punitive damages as well as medical care and court-supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranties and misrepresentation. These suits are filed in various jurisdictions throughout the United States, and in each of these suits Jones is one of many defendants, including manufacturers and other distributors of these drugs. Jones denies any liability incident to the distribution of its phentermine product and intends to pursue all defenses available to it. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. In the event that insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

OUR SHAREHOLDER RIGHTS PLAN AND BYLAWS DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR COMMON STOCK.

     We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group which attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include:

     - a classified board of directors;

     - the ability of the board of directors to designate the terms of and issue new series of preferred stock;

     - advance notice requirements for nominations for election to the board of directors; and

     - special voting requirements for the amendment of our charter and bylaws.

We are also subject to anti-takeover provisions under Tennessee laws, each of which could delay or prevent a change of control. Together these provisions and the rights plan may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for common stock.

OUR STOCK PRICE IS VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES.

     The trading price of our common stock is likely to be volatile. The stock market in general and the market for emerging growth companies, such as King in particular, have experienced volatility. Many factors contribute to this volatility, including

     - general market conditions,

     - perceptions about market conditions in the pharmaceutical industry,

     - announcements of technological innovations,

     - changes in marketing, product pricing and sales strategies or development of new products by us or our competitors,

     - changes in domestic or foreign governmental regulations or regulatory approval processes, and

     - variations in our results of operations.

This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of emerging growth companies such as King) could experience extreme price and volume fluctuations unrelated to operating performance. The volatility of our common stock imposes a greater risk of capital losses on our shareholders than would a less volatile stock. In addition, such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common stock.

RISKS RELATED TO OUR INDUSTRY

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     Virtually all aspects of our activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of our products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Administration, or "DEA," the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration and the Environmental Protection Agency, or "EPA," as well as by foreign governments in countries where we distribute some of our products.

     Noncompliance with applicable FDA policies or requirements could subject us to enforcement actions, such as suspensions of manufacturing or distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the DEA, the EPA or various agencies of the states and localities in which our products are manufactured, sold or distributed and could have ramifications for our contracts with government agencies such as the Veteran's Administration or the Department of Defense. These enforcement actions could have a material adverse effect on our business, financial condition and results of operations.

     All manufacturers of human pharmaceutical products are subject to regulation by the FDA under the authority of the FDC Act or the Public Health Service Act, which we refer to as the "PHS Act," or both. New drugs, as defined in the FDC Act, and new human biological drugs, as defined in the PHS Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies could have a material adverse effect on our business, financial condition and results of operations.

     We manufacture some pharmaceutical products containing controlled substances and, therefore, are also subject to statutes and regulations enforced by the DEA and similar state agencies which impose security, record keeping, reporting and personnel requirements on us. Additionally, we manufacture biological drug products for human use and are subject to regulatory burdens as a result of these aspects of our business. There are additional FDA and other regulatory policies and requirements covering issues such as advertising, commercially distributing, selling, sampling and reporting adverse events associated with our products with which we must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on our business, financial condition and results of operations.

     The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about a drug's safety or efficacy. All drugs must be manufactured in conformity with cGMP requirements, and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

     While we believe that all of our currently marketed pharmaceutical products comply with FDA enforcement policies, have approval pending or have received the requisite agency approvals, our marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. Our manufacturing facilities and those of our third-party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if a government or regulatory authority is unsatisfied with the results of an inspection. Any interruptions of this type could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. These changes, or new legislation, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

ANY REDUCTION IN REIMBURSEMENT LEVELS BY MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS MAY HAVE AN ADVERSE EFFECT ON OUR REVENUES.

     Commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services. For example, many managed health care organizations are now controlling the pharmaceutical products that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has reduced prices across the industry. In addition, many managed care organizations are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. We cannot assure you that our products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact our operations.

NEW LEGISLATION OR REGULATORY PROPOSALS MAY ADVERSELY AFFECT OUR REVENUES.

     A number of legislative and regulatory proposals aimed at changing the health care system, including the cost of prescription products, reimportation of prescription products and changes in the levels at which pharmaceutical companies are reimbursed for sales of their products, have been proposed. While we cannot predict when or whether any of these proposals will be adopted or the effect these proposals may have on our business, the pending nature of these proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on our financial condition, results of operations or cash flows.

THE INDUSTRY IS HIGHLY COMPETITIVE, AND OTHER COMPANIES IN OUR INDUSTRY HAVE MUCH GREATER RESOURCES THEN WE DO.

     In the industry, comparatively smaller pharmaceutical companies like us compete with large, global pharmaceutical companies with substantially greater financial resources for the acquisition of products, technologies and companies. We cannot assure you that

     - we will be able to continue to acquire commercially attractive pharmaceutical products, companies or technologies,

     - additional competitors will not enter the market, or

     - competition for acquisition of products, companies, technologies and product lines will not have a material adverse effect on our business, financial condition and results of operations.

     We also compete with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use or acquired by other pharmaceutical companies may be more effective or offered at lower prices than our current or future products. Competitors may also be able to complete the regulatory approval process sooner and, therefore, may begin to market their products in advance of us. We believe that competition for sales of our products will be based primarily on product efficacy, safety, reliability, availability and price.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     Forward-looking statements include, but are not limited to:

     - the future growth potential of, and prescription trends for our branded pharmaceutical products, particularly Altace(R), Levoxyl(R) and Thrombin-JMI(R);

     - expected trends with respect to particular income and expense line items;

     - the development and potential commercialization of HPV vaccines, Estrasorb(TM) and Androsorb(TM) by Novavax and King;

     - the development by King Pharmaceuticals Research and Development of Binodisine, pre-clinical programs, and product life cycle development projects;

     - our continued successful execution of our growth strategies;

     - anticipated developments and expansions of our business;

     - increases in sales of recently acquired products or royalty payments;

     - the success of existing co-promotion agreements and the development of future co-promotion agreements;

     - the high cost and uncertainty of research, clinical trials and other development activities involving pharmaceutical products;

     - development of product line extensions;

     - the unpredictability of the duration or future findings and determinations of the FDA and other regulatory agencies worldwide;

     - debt service and leverage requirements;

     - the products which we expect to offer;

     - the intent to market and distribute certain of our products internationally;

     - the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties;

     - the intent, belief or current expectations, primarily with respect to our future operating performance;

     - expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; and

     - expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by our forward-looking statements. These known and unknown risks, uncertainties and other factors are described in detail in the section entitled "Risk Factors" beginning on page 5.

     We do not undertake to publicly update or revise any of our forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                              RECENT DEVELOPMENTS

     On January 8, 2001, we entered into a license agreement with Novavax to promote, market, distribute and sell Estrasorb(TM) worldwide, except in the United States, Canada, Italy, Netherlands, Greece, Switzerland and Spain. On June 29, 2001, Novavax submitted to the FDA a New Drug Application for Estrasorb(TM). Also on June 29, we expanded our January 2001 exclusive license with Novavax to promote, market, distribute and sell Estrasorb(TM) worldwide, following approval, except for the United States and Puerto Rico, where we will co-market Estrasorb(TM) with Novavax. We will pay Novavax during the term of the license a royalty based on 9.0% of net sales of Estrasorb(TM) in Canada, 8.0% of net sales of Estrasorb(TM) in Italy, the Netherlands, Greece, Switzerland, and Spain, and 7.5% of net sales of Estrasorb(TM) in all other territories except the United States and Puerto Rico. We and Novavax will co-market Estrasorb(TM) in the United States and Puerto Rico. Under the co-promotion agreement, Novavax will pay King an amount equal to 50% of Estrasorb(TM) margins. Marketing expenses for Estrasorb(TM) approved pursuant to the co-promotion agreement will be shared equally by the parties.

     We also agreed to a similar exclusive licensing arrangement with Novavax for the promotion, marketing, distribution and sale of Androsorb(TM), a topical testosterone replacement therapy for testosterone deficient women, following approval. We will pay Novavax a royalty on net sales of Androsorb(TM) based on the same percentages for the same corresponding territories as described above for Estrasorb(TM). Likewise, we will exclusively co-market Androsorb(TM) with Novavax in the United States and Puerto Rico and receive an amount equal to 50% of Androsorb(TM) margins. We will share the development costs related to Androsorb(TM) equally with Novavax. Marketing expenses for Androsorb(TM) approved pursuant to the co-promotion agreement will be shared equally by the parties.

     We also entered into a co-promotion agreement on January 8, 2001 with Novavax for Nordette(R). The co-promotion agreement relating to Nordette(R), as subsequently amended, provides for us and Novavax to equally share all quarterly net sales that exceed established baselines that in the aggregate total $25.0 million per year. The parties shall share equally all expenses associated with net sales of Nordette(R) that exceed such established baselines.

     On May 25, 2001, we received approval from the FDA of the previously filed New Drug Application for Levoxyl(R).

     On June 20, 2001, our board of directors declared a four for three stock split for shareholders of record as of July 3, 2001, to be distributed July 19, 2001. The following presents certain proforma financial statement data as of December 31, 2000 and for the years ended December 31, 1998, 1999 and 2000 on a pre- and post-split basis:

                                                               PRE-SPLIT    POST-SPLIT
                                                              -----------   -----------
Shares outstanding at December 31, 2000.....................  170,841,178   227,782,543
                                                              ===========   ===========
December 31, 1998
  Basic earnings per share..................................  $      0.53   $      0.39
                                                              ===========   ===========
  Diluted earnings per share................................  $      0.52   $      0.39
                                                              ===========   ===========
  Basic weighted average common shares......................  151,172,221   201,557,922
                                                              ===========   ===========
  Diluted weighted average common shares....................  153,095,203   204,121,834
                                                              ===========   ===========
December 31, 1999
  Basic earnings per share..................................  $      0.64   $      0.48
                                                              ===========   ===========
  Diluted earnings per share................................  $      0.63   $      0.47
                                                              ===========   ===========
  Basic weighted average common shares......................  155,847,709   207,791,750
                                                              ===========   ===========
  Diluted weighted average common shares....................  158,668,299   211,552,443
                                                              ===========   ===========
December 31, 2000
  Basic earnings per share..................................  $      0.39   $      0.30
                                                              ===========   ===========
  Diluted earnings per share................................  $      0.39   $      0.29
                                                              ===========   ===========
  Basic weighted average common shares......................  163,328,734   217,766,201
                                                              ===========   ===========
  Diluted weighted average common shares....................  166,771,612   222,356,590
                                                              ===========   ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data for King. The results of operations of King's purchase accounting acquisitions are included in King's consolidated results of operations from the respective dates of the acquisitions. The selected consolidated financial data for the years ended December 31, 1998, 1999 and 2000 and as of December 31, 1999 and 2000 are derived from the audited consolidated financial statements incorporated by reference in this prospectus. The selected consolidated financial data for the years ended December 31, 1996 and 1997 and as of December 31, 1996, 1997 and 1998 are derived from audited financial statements. The selected consolidated financial data for the three months ended March 31, 2000 and 2001 and as of March 31, 2001 are derived from unaudited consolidated financial statements incorporated by reference in this prospectus.

                                                                                                            THREE MONTHS ENDED
                                                            FOR THE YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                 ------------------------------------------------------   -----------------------
                                                   1996       1997       1998       1999        2000         2000         2001
                                                 --------   --------   --------   --------   ----------   ----------   ----------
STATEMENT OF INCOME DATA:
Net sales......................................  $ 79,638   $136,132   $261,594   $480,815   $  578,769   $  122,453   $  169,900
Royalty revenue................................    13,454     20,000     27,544     31,650       41,474       12,742       11,417
Development revenue(1).........................     5,000        558      5,283         --           --           --           --
                                                 --------   --------   --------   --------   ----------   ----------   ----------
        Total revenues.........................    98,092    156,690    294,421    512,465      620,243      135,195      181,317
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Gross profit...................................    83,237    115,780    201,488    368,637      477,694      104,820      143,901
Operating income...............................    18,621     59,157    105,111    209,895      213,450       37,891       73,252
Interest income................................     4,296      4,672      7,746     10,507       11,875        4,021        2,509
Interest expense...............................    (1,825)    (3,025)   (14,866)   (55,371)     (36,974)     (14,032)      (2,867)
Other income (expenses), net...................    (3,024)       673      4,016     (3,239)       3,333         (126)      (1,571)
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Income before income taxes, extraordinary
  item(s) and cumulative effect of change in
  accounting principle.........................    18,068     61,477    102,007    161,792      191,684       27,754       71,323
Income tax expense.............................    12,270     19,608     36,877     61,150       87,103       17,958       26,604
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Income from continuing operations..............     5,798     41,869     65,130    100,642      104,581        9,796       44,719
Income from discontinued operations............     6,621      6,926     18,768         --           --           --           --
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Income before extraordinary item(s) and
  cumulative effect of change in accounting
  principle....................................    12,419     48,795     83,898    100,642      104,581        9,796       44,719
Extraordinary item(s), net of income
  taxes(2).....................................        --         --     (4,411)      (705)     (40,072)          --           --
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Income before cumulative effect of change in
  accounting principle.........................    12,419     48,795     79,487     99,937       64,509        9,796       44,719
Cumulative effect of change in accounting
  principle(3).................................        --         --         --         --           --           --         (545)
                                                 --------   --------   --------   --------   ----------   ----------   ----------
Net income.....................................  $ 12,419   $ 48,795   $ 79,487   $ 99,937   $   64,509   $    9,796   $   44,174
                                                 ========   ========   ========   ========   ==========   ==========   ==========
Income per common share(4):
Basic:
  Continuing operations........................  $   0.05   $   0.29   $   0.43   $   0.65   $     0.64   $     0.06   $     0.26
  Discontinued operations......................      0.06       0.05       0.13         --           --           --           --
  Extraordinary item(s)........................        --         --      (0.03)     (0.01)       (0.25)          --           --
  Cumulative effect of change in accounting
    principle..................................        --         --         --         --           --           --           --
                                                 --------   --------   --------   --------   ----------   ----------   ----------
                                                 $   0.11   $   0.34   $   0.53   $   0.64   $     0.39   $     0.06   $     0.26
                                                 ========   ========   ========   ========   ==========   ==========   ==========
Diluted:
  Continuing operations........................  $   0.05   $   0.29   $   0.43   $   0.63   $     0.63   $     0.06   $     0.26
  Discontinued operations......................  $   0.06       0.05       0.12         --           --           --           --
  Extraordinary item(s)........................        --         --      (0.03)        --        (0.24)          --           --
  Cumulative effect of change in accounting
    principle..................................        --         --         --         --           --           --           --
                                                 --------   --------   --------   --------   ----------   ----------   ----------
                                                 $   0.11   $   0.34   $   0.52   $   0.63   $     0.39   $     0.06   $     0.26
                                                 ========   ========   ========   ========   ==========   ==========   ==========

                                                                                  DECEMBER 31,
                                                            --------------------------------------------------------   MARCH 31,
                                                              1996       1997       1998        1999         2000         2001
                                                            --------   --------   --------   ----------   ----------   ----------
BALANCE SHEET DATA:
Working capital..........................................   $ 96,641   $ 98,285   $202,270   $  263,767   $  212,161   $  268,798
Total assets.............................................    259,140    358,205    979,130    1,181,806    1,282,395    1,357,440
Total debt...............................................     18,011     56,373    527,797      567,857      100,532      100,417
Shareholders' equity.....................................    214,115    265,716    392,165      495,012      987,733    1,039,830

----------------

(1) We developed four Abbreviated New Drug Applications which were filed with the FDA on behalf of Mallinkrodt Inc., predecessor to Tyco International Ltd., for a maximum of $2.5 million each paid upon FDA approval and validation of the process.
(2) Reflects loss on early extinguishment of debt in connection with the repayment of certain debt instruments during 1998, 1999, and 2000 of $4.4 million (net of taxes of $2.8 million), $705,000 (net of taxes of $445,000), and $12.8 million (net of taxes of $7.6 million), respectively. Additionally, reflects losses related to discontinuing Fluogen(R) of $27.3 million (net of taxes of $16.4 million) in 2000.
(3) Reflects the cumulative effect of a change in accounting principle of $545,000 (net of taxes of $325,000) due to the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," during the first quarter of 2001.
(4) The income per common share does not reflect the four for three stock split declared by our board of directors on June 20, 2001.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the years ended December 31, 1998, 1999 and 2000 and for the three month period ended March 31, 2001 are as follows:

                                                                                         THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,               ENDED
                                               --------------------------------------     MARCH 31,
                                               1996     1997     1998    1999    2000        2001
                                               -----    -----    ----    ----    ----    ------------
Ratios of earnings to fixed charges(a).......  10.2x    20.5x    7.5x    3.8x    5.8x       20.3x

---------------

(a) For purposes of computing this consolidated ratio, earnings consist of income before:

     - income taxes, extraordinary items and cumulative effect of change in accounting principle and

     - fixed charges excluding capitalized interest.

     Fixed charges consist of:

     - all interest expense;

     - the portion of net rental expense which is deemed representative of the interest factor;

     - the amortization expense of debt issuance costs; and

     - capitalized interest.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds of the offering will be used for general corporate purposes, including the financing of any potential future acquisitions of products or companies. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities. We will not receive any of the proceeds of shares of common stock sold by the selling shareholders.

                                LEGAL OWNERSHIP

"STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of securities. When we refer to the "holders" of securities, we mean only the actual legal holders of the securities. Holding securities in accounts at banks or brokers is called holding in "street name." If you hold securities in "street name," we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold securities in "street name," you should check with your own institution to find out:

     - how it handles securities payments and notices,

     - whether it imposes fees or charges,

     - how it would handle voting if ever required,

     - whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below, and

     - how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

GLOBAL SECURITIES

     A global security is a special type of indirectly held security, as described above under "'Street name' and other indirect holders." If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

     You should be aware that if securities are issued only in the form of global securities:

     - You cannot get securities registered in your own name.

     - You cannot receive physical certificates for your interest in the securities.

     - You will be a "street name" holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities. See "Street name' and other indirect holders" on page 23.

     - You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

     - The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security.

     We and the trustee also do not supervise the depositary in any way.

     Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds. This difference could have some effect on how global security interests trade, but we do not know what that effect will be.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in "street name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the securities have been previously described in the subsections entitled "'Street name' and other indirect holders" and "Direct holders" on page 23.

     The special situations for termination of a global security are:

     - When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

     - When an Event of Default on the securities has occurred and has not been cured. Defaults are discussed later under "Default and related matters" on page 38.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement.

When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

     IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 23 ENTITLED "'STREET NAME' AND OTHER INDIRECT HOLDERS."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Our authorized capital stock consists of 300,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, no par value.
Upon consummation of the offering,           shares of common stock will be
issued and outstanding and no shares of preferred stock will be outstanding. The following summary of our capital stock is qualified in its entirety by the provisions of our charter and bylaws, which have been filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. See "Price Range of Common Stock and Dividend Policy." The shares of common stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock is listed on the New York Stock Exchange under the symbol "KG."

PREFERRED STOCK

     The board of directors has the authority to authorize the issuance of shares of preferred stock in series, and may, at the time of issuance, determine the rights, preferences and limitations of each series without any further action by the shareholders. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company, or could delay or prevent a transaction that might otherwise give our shareholders an opportunity to realize a premium over the then prevailing market price of the common stock. The board of directors, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Currently, there are no shares of preferred stock outstanding, and we do not presently intend to issue any shares of preferred stock.

CERTAIN PROVISIONS OF THE CHARTER AND BYLAWS AND STATUTORY PROVISIONS

     The charter provides that the board of directors will be divided into three classes, with each class serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, will be empowered to fill any vacancy on the board of directors that arises during the term of a director. The provision for a classified board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80.0% of the outstanding shares of our voting stock. The classification of the board of directors may discourage a third party from making a tender offer or otherwise attempting to gain control of our company and may have the effect of maintaining the incumbency of the board of directors.

     The bylaws provide that special meetings of our shareholders can be called only by a majority of the entire board of directors or by certain officers. In addition, the bylaws provide that shareholders seeking to bring business before or to nominate directors at any annual meeting of shareholders must provide timely notice thereof in writing. To be timely, the shareholders' notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which the notice was given. The bylaws also specify the requirements for a shareholders' notice to be in proper written form. These provisions restrict the ability of shareholders to bring matters before the shareholders or to make nominations for directors at meetings of shareholders.

     We are subject to some anti-takeover provisions provided under Tennessee law.

     Business Combination Statute. Tennessee's Business Combination Act provides that a party owning 10.0% or more of stock in a "resident domestic corporation" (this party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10.0% or more of the resident domestic corporation, and (ii) either (A) is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

     These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and, may not take effect for at least two years after the vote. We have not adopted a charter or bylaw amendment removing the company from coverage under the Business Combination Act.

     An interested shareholder, for purposes of the Combination Act, is any person who is an affiliate or associate of the corporation, or the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of the corporation.

     The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage. This exemption from liability is available as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and when these factors are permitted to be considered by the board of directors under the charter.

     Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring a control share only if it holds at least 10.0% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

     Investor Protection Act. Tennessee's Investor Protection Act applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. This act requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree company. The Commissioner may require additional information material to the takeover offer and may call for hearings. This act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the Commissioner, this act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. This act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of this act. Upon proper showing, the Chancery Court may grant injunctive relief. This act further provides civil and criminal penalties for violations.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of that class.

     The effect of the above may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

RIGHTS AGREEMENT

     The board of directors has declared a dividend of one right for each share of common stock outstanding. The holders of any additional common stock subsequently issued before the earliest of the distribution date, the redemption of the rights, the exchange of the rights or the expiration of the rights also will be entitled to one right for each additional share. The rights entitle the registered holder under certain circumstances to purchase from the company one-thousandth of a share of Junior Participating Preferred Stock, Series A, at a price of $60 per one-thousandth of a share of preferred stock, subject to adjustment. The Rights Agreement sets forth the description and terms of the rights.

     The rights will be evidenced by the common stock certificates and not by separate certificates until the earlier of:

     (1) the day following the first date of public disclosure that an acquiring person or group, together with persons affiliated, or associated with the acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15.0% of the outstanding common stock and

     (2) the tenth business day after the date of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person if, upon consummation of the offer, this person or group, together with persons affiliated or associated with it would acquire beneficial ownership of 15.0% or more of the outstanding common stock.

Until the earlier of the two dates described in (1) and (2) above, (or earlier redemption, exchange, or expiration of the rights); (A) the rights will be transferable only with the common stock (except with redemption of the rights);
(B) common stock certificates will contain a notation incorporating the Rights Agreement by reference and (C) the surrender for transfer of any certificates for common stock will also constitute the transfer of the right associated with the common stock represented by such certificate. For the discussion above, Messrs. John M., Joseph R. and Jefferson J. Gregory are not considered acquiring persons.

     As soon as practicable following the earlier of the two dates described in
(1) and (2) above, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on this date. From and after this date, the separate rights certificates alone will evidence the rights.

     The rights will become exercisable on or after the earlier of the two dates described in (1) and (2) above, (unless sooner redeemed or exchanged). The rights will expire at the close of business on the tenth anniversary of the date of initial issuance unless earlier redeemed or exchanged by the company as described below.

     The purchase price payable and the number of shares of preferred stock or other securities, cash or other property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend or distribution on, or a subdivision or combination of, or reclassification of the preferred stock, (2) upon the grant to holders of the preferred stock of some rights, options, or warrants to subscribe for preferred stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (3) upon the distribution to holders of the preferred stock of other securities, cash (excluding regular periodic cash dividends), property, evidences of indebtedness, or assets.

     If a person becomes an acquiring person, the rights will "flip-in" and entitle each holder of a right, except as provided below, to purchase, upon exercise at the then-current purchase price, that number of shares of common stock having a market value of two times the purchase price. In addition, following a "flip-in," the board of directors has the option of exchanging all or part of the rights, except as provided below, for common stock.

     In the event that, following a "flip-in," we are acquired in a merger or other business combination in which the common stock does not remain outstanding or is exchanged or 50% or more of our consolidated assets or earning power is transferred or disposed of (in one transaction or a series of related transactions), the rights will "flip-over" and entitle each holder (other than the acquiring person and certain related persons or transferees) of a right to purchase, upon the exercise of the right at the then-current purchase price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times such purchase price.

     Any rights beneficially owned at any time on or after the earlier of the distribution date and the stock acquisition date by an acquiring person or an affiliate or associate (other than an exempt person) of an acquiring person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a "Triggering Event," and any holder of those rights will have no right to exercise the rights or have the rights exchanged as provided above. A "Triggering Event" will be deemed to occur in the event that the person becomes an acquiring person.

     The number of outstanding rights and the number of one-thousandths of a share of preferred stock issuable upon exercise of each right and the purchase price are subject to adjustment. The adjustment will occur prior to the distribution date in the event of a stock dividend on the common stock payable in common stock or subdivision or combination of the common stock.

     At any time prior to the earlier of the stock acquisition date and the expiration date, we may redeem the rights.

     The holder of a right will have no rights as a shareholder of King until a right is exercised, including, without limitation, the right to vote or to receive the dividends or distributions.

     At any time prior to the stock acquisition date, a majority of the directors, continuing in office may, without the approval of a holder of the rights (except, in certain circumstances, an exempt person), supplement or amend any provision of the rights agreement (including the date on which the distribution date will occur after announcement of commencement of a tender offer). Thereafter, the rights agreement may be amended by a majority of the directors continuing in office without the approval of any holder of the rights only to cure ambiguities, to correct defective or inconsistent provisions, or in ways that do not adversely affect the rights holders. Notwithstanding the foregoing, the rights agreement may not be amended to change the purchase price, the number of shares of preferred stock, other securities, cash or other property obtainable upon exercise of a right, the redemption price or the expiration date.

     The rights have certain anti-takeover effects. The right may cause substantial dilution to a person or group other than an exempt person that attempts to acquire us on terms not approved by the board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors prior to the time a person or group other than an exempt person has acquired beneficial ownership of 15.0% or more of the common stock, because until such time the rights may be redeemed by King at $.01 per right.

     The foregoing description of the rights is qualified in its entirety by reference to the rights agreement, a copy of the form of which is filed with the SEC.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The charter limits the liability of directors to the fullest extent permitted by the Tennessee Business Corporation Act. In addition, the charter provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

TRANSFER AGENT, REGISTRAR, RIGHTS AGENT AND CUSTODIAN

     The transfer agent, registrar and rights agent for our common stock and the preferred stock purchase rights and the custodian for the selling shareholders is Union Planters Bank, N.A., Belleville, Illinois.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the
"indenture." The indenture is a contract between us and                , which
acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 39 under "Remedies if an event of default occurs."

     Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 2 on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series.

     Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of various terms used in the indenture. For example, in this section we describe the meaning for only the more important terms that have been given special meaning in the indenture. We also include references in parentheses to applicable sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

     In addition, the material specific financial, legal and other terms particular to debt securities of each series are described in the prospectus supplement relating to the debt securities of that series.

The prospectus supplement relating to debt securities of the series will describe the following terms of the debt securities:

     - the title of the debt securities of the series;

     - any limit on the total principal amount of the debt securities of the series (including any provision for the future offering of additional debt securities of the series beyond any such limit);

     - the date or dates on which the debt securities of the series will mature;

     - any annual rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

     - the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

     - the place or places where the principal and any premium and interest will be payable;

     - any period or periods within which and the price or prices at which we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

     - any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which we would be obligated to redeem the debt securities of the series under any obligation of this kind;

     - if other than integral multiples of $1,000, the denominations in which we will issue the debt securities of the series;

     - if other than U.S. dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

     - any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

     - if we or you have a right to choose the currency or currency units in which payments on any of the debt securities of the series will be made, the currencies or currency units that we or you may elect, when the election may be made and the other specific terms of the right to make an election of this kind;

     - if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

     - the applicability of the provisions described on page 37 under "Defeasance;"

     - if we will issue the debt securities of the series only in the form of global securities as described above under "Global securities" on page 23, the name of the depository for the debt securities of the series and the circumstances under which the global securities may be terminated and separate debt securities may be registered in the names of persons other than the depositary or its nominee if other than those circumstances described on page 24 under "Special situations when a global security will be terminated"; and

     - any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture.

     The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

     We may issue debt securities from time to time that are convertible into our common stock. If you hold convertible debt securities, you will be permitted from time to time as specified in the applicable prospectus supplement to convert your debt securities into shares of common stock at a specified price. We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the applicable prospectus supplement.

     We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation. This documentation may contain provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

OVERVIEW OF THE REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

     - your rights under several SPECIAL SITUATIONS, such as if we merge with another company or, if we want to change a term of the debt securities;

     - promises we make to you about how we will run our business, or business actions we promise not to take (known as "RESTRICTIVE COVENANTS"); and

     - your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

     FORM, EXCHANGE AND TRANSFER.  The debt securities will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations that are even multiples of $1,000 unless otherwise specified in a prospectus supplement.

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." The security registrar will also perform transfers.

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

     PAYMENT AND PAYING AGENTS. We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called "accrued interest."

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That
office is currently located at                , New York, New York. You must
make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

     NOTICES. We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records.

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

SPECIAL SITUATIONS

     MERGERS AND SIMILAR EVENTS. Except as we may be limited by our senior credit facility, we are generally permitted to consolidate or merge with another company or firm, to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

     - Where we merge out of existence or sell our assets, the other company or firm must agree to be legally responsible for the debt securities.

     - The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later on page 38 under "Events of default" A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

     - It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "liens", as discussed later on page 35 under "Restrictive covenants -- Restrictions on liens." If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

     - We must deliver certain certificates and other documents to the trustee.

     - We must satisfy any other requirements specified in the prospectus supplement.

     MODIFICATION AND WAIVER. There are three types of changes we can make to the indenture and the debt securities.

     1. Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

     - change the stated maturity of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default,

     - change the place or currency of payment on a debt security;

     - impair your right to sue for payment;

     - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture,

     - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults, and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture.

     2. Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described under "Restrictive covenants" on page 35, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously on page 34 under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     3. Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities in any material way.

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

     - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

     - For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

     - For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later on page 37 under "Full defeasance."

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

RESTRICTIVE COVENANTS

     RESTRICTIONS ON LIENS. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and the other direct holders of the debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called "liens."

     We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal manufacturing properties (including the new debt, the debt securities which we would so secure as described in the previous sentence, and all "attributable debt," as described under

"Restriction on sales and leasebacks" below, that results from a sale and leaseback transaction involving principal manufacturing properties) is less than 10% of our consolidated net tangible assets.

     This restriction on liens does not apply to debt secured by certain types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens include:

     - liens on the property of any of our principal subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our principal subsidiary;

     - liens in favor of us or our principal subsidiaries;

     - liens in favor of U.S. Governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

     - liens on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called "purchase money mortgages"); and

     - liens on the buildings or property of our facilities in Bristol, Tennessee, Rochester, Michigan, St. Louis, Missouri, St. Petersburg, Florida and Middleton, Wisconsin.

     We can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

     We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

     RESTRICTIONS ON SALES AND LEASEBACKS. We promise that neither we nor any of our principal subsidiaries will enter into any sale and leaseback transaction involving a principal manufacturing property, unless we comply with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between us or a principal subsidiary and a bank, insurance company or other lender or investor where we or the principal subsidiary lease a property which was or will be sold by us or the principal subsidiary to that lender or investor more than 120 days after the completion of construction of the property and the beginning of its full operation.

     We can comply with this restrictive covenant in either of two different ways. First, we will be in compliance if we or our principal subsidiary could grant a lien on the principal manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restrictions on liens covenant described above on page 35. Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal manufacturing property that we lease in the transaction or the fair value of that property (subject to credits for certain voluntary retirements of debt securities and funded debt we may make), whichever is greater.

     This restriction on sale and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our principal subsidiaries or between principal subsidiaries, or that involves a lease for a period of three years or less.

     CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

     - "attributable debt" means, in connection with any sale or leaseback transaction, the lesser of (i) the fair value of the property subject to the sale and leaseback transaction (as determined by our board of directors) and (ii) the total net amount of rent (discounted at a rate per annum equal to a composite rate of interest on all outstanding debt securities) that is required to be paid during the remaining term of the lease on this property.

     - "consolidated net tangible assets" is the total amount of assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

     - "funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

     - A "principal manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we or our principal subsidiaries use primarily for manufacturing or processing, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our principal subsidiaries conduct.

     - A "principal subsidiary" means any of Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., Jones Pharma Incorporated or King Pharmaceuticals of Nevada, Inc.

DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

     - Our promises regarding conduct of our business previously described under "Restrictive covenants" on page 35, and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

     - The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described on page 33 under "Mergers and similar events."

     - The events of default relating to breach of covenants and acceleration of the maturity of other debt, described later under "Default and related matters".

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

DEFAULT AND RELATED MATTERS

     RANKING. The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

     EVENTS OF DEFAULT. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     The term "event of default" means any of the following:

     - We do not pay the principal or any premium on a debt security on its due date.

     - We do not pay interest on a debt security within 30 days of its due date.

     - We do not deposit any sinking fund payment on its due date.

     - We remain in breach of a restrictive covenant described beginning on page 35 or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach.

       The notice must be sent by either the trustee or holders of 10% of the principal amount of debt securities of the affected series.

     - We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

     - Any other event of default described in the prospectus supplement occurs.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee satisfactory protection from expenses and liability. This protection is called an "indemnity."

     If satisfactory indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured.

     - The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

     - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

     - The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction that is inconsistent with the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

REGARDING THE TRUSTEE

     The Bank of New York currently acts as trustee under the indenture for our 10 3/4% Senior Subordinated Notes due 2009.

                   DESCRIPTION OF DEBT WARRANTS WE MAY OFFER

     We may issue warrants for the purchase of debt securities. Debt warrants may be issued separately or together with debt securities.

     The debt warrants are to be issued under debt warrant agreements to be entered into between King Pharmaceuticals, Inc. and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, is included as an exhibit to the registration statement. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the form of debt warrant agreement.

     The following description of the debt warrant agreements and the debt warrant certificates and summaries of some provisions of the debt warrant agreements and the debt warrant certificates do not describe every aspect of the debt warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable debt warrant agreements and the debt warrant certificates, including definitions of terms used in the debt warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the debt warrant agreements. We also include references in parentheses to some sections of the debt warrant agreements. Whenever we refer to particular sections or defined terms of the debt warrant agreement in this prospectus, those sections or defined terms are incorporated by reference here or in the relevant prospectus supplement.

TERMS OF THE DEBT WARRANTS ARE TO BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT

     The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

     - the initial offering price;

     - the currency or currency unit in which the price for the debt warrants is payable;

     - the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     - the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

     - the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

     - the identity of the debt warrant agent;

     - if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to debt warrants; and

     - any other terms of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised, at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by King, unexercised debt warrants will become void.

     Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

     If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you. See "Legal Ownership" on page 23 for a general description of the procedures and rights applicable to indirect owners of debt warrants.

MODIFICATIONS

     The debt warrant agreement may be amended by King and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that we may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. We and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, any modification or amendment that increases the exercise price, shortens the period of time during which the debt warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of debt warrants or reduces the number of debt warrants the consent of whose owners is required for modification or amendment of the debt warrant agreement or the terms of the debt warrants may be made only with the consent of the owners affected by the modification or amendment.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     Under the debt warrant agreement, we may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of King, the successor or assuming corporation will succeed to and be substituted for King, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as King. We will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

ENFORCEABILITY OF RIGHTS; GOVERNING LAW

     The debt warrant agent will act solely as an agent of King in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against King suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the law of the State of New York.

                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

     Each series of preferred stock will have specific financial and other terms which will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the Second Amended and Restated Charter of King of King Pharmaceuticals, Inc.

     Our Charter authorizes the Board of Directors to issue up to 15,000,000 shares of preferred stock, no par value per share, in one or more series. As of March 31, 2001, we had neither designated nor issued shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding stock of King without the separate vote of holders of preferred stock as a class.

     Our Board of Directors is authorized to designate, for each series of preferred stock, the following items, among others:

     - the maximum number of shares in the series;

     - the designation of the series;

     - the dividend rate, or basis for determining such rate, if any, on the shares of the series;

     - whether dividends will be cumulative and, if so, from which date or dates;

     - whether the shares of the series will be redeemable and, if so, the dates, prices and other terms and conditions of redemption;

     - whether we will be obligated to purchase or redeem shares of the series pursuant to a sinking fund or otherwise, and the prices, periods and other terms and conditions upon which the shares of the series will be redeemed or purchased;

     - whether the shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the rate or rates of conversion or exchange, the terms of adjustment, if any, and whether the shares of the series will be convertible or exchangeable at our option or the option of holders of preferred shares, or both;

     - whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of those voting rights;

     - the rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of King; and

     - any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the shares of the series.

     The shares of preferred stock of any one series will be identical with each other except for the dates from which dividends will cumulate, if at all. The shares of preferred stock will be fully paid and nonassessable.

                              SELLING SHAREHOLDERS

     The selling shareholders are John M. Gregory, Chairman of the Board and Chief Executive Officer and Joseph R. Gregory, Vice Chairman of the Board and President of Monarch Pharmaceuticals, Inc., one of our wholly owned subsidiaries. The selling shareholders will receive all of the proceeds from any sales of common stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

     The table below lists the number of shares of common stock beneficially owned by the selling shareholders as of May 31, 2001, the number of shares offered pursuant to this prospectus and the number of shares the individuals will own after the offering assuming they sell all of the offered shares. The numbers presented under "Number of Shares After Offering" and "Percentage Outstanding Shares" assume that all of the shares held by the selling shareholders and being offered under this prospectus are sold to persons who are not affiliates of the selling shareholder, and that the selling shareholder acquires no additional shares of common stock before the completion of this offering. The table also assumes the sale of a number of shares with proceeds totaling up to $200,000,000 based on $53.75, the closing price of our common stock on the New York Stock Exchange on June 29, 2001.

                                                 BENEFICIAL
                                                OWNERSHIP OF
                                                COMMON STOCK
                                          ------------------------
                                            NUMBER
                                          OF SHARES    PERCENTAGE                         NUMBER OF     PERCENTAGE
                                           PRIOR TO    OUTSTANDING   NUMBER OF SHARES    SHARES AFTER   OUTSTANDING
SELLING SHAREHOLDERS                       OFFERING     SHARES(1)     OFFERED HEREBY       OFFERING       SHARES
--------------------                      ----------   -----------   -----------------   ------------   -----------
John M. Gregory(2)......................  13,179,291       7.7           1,860,465        11,318,826        6.6
Joseph R. Gregory(3)....................   5,399,391       3.1           1,860,465         3,538,926        2.1

-------------------------

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 171,602,018 shares issued and outstanding as of May 31, 2001.

 (2) Includes 6,902,916 shares jointly owned with Mr. Gregory's spouse; 2,094,525 shares owned by S.J., LLC, a limited liability company, the primary members of which are Mr. Gregory's children, 4,125,000 shares held in blind trusts and 56,850 shares registered in the name of The Lazarus Foundation, Inc., a private foundation controlled by Mr. Gregory.

 (3) Includes 1,279,562 shares owned through Kingsway L.L.C., a limited liability company, the primary members of which are Mr. Gregory, his spouse and his son, 1,650,000 shares held in blind trusts and 118,749 shares issuable upon the exercise of options.

                              PLAN OF DISTRIBUTION

     We may sell the securities and the selling shareholders may sell shares of common stock offered by this prospectus through agents, underwriters or dealers, directly or indirectly to one or more purchasers.

     The accompanying prospectus supplement will identify or describe:

     - any underwriters, dealers or agents;

     - their compensation;

     - the net proceeds to King or to the selling shareholders;

     - the purchase price of the securities;

     - the initial public offering price of the securities; and

     - any exchange on which the securities are listed.

     AGENTS. We and the selling shareholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell securities on a continuing basis.

     UNDERWRITERS. If we and the selling shareholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     DIRECT SALES. We and the selling shareholders may also sell securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We and the selling shareholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

     The validity of the securities offered in this offering will be passed upon for King by Baker, Donelson, Bearman & Caldwell, Johnson City, Tennessee and for any underwriters or agents by counsel named in the prospectus supplement.

                                    EXPERTS

     The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, except as they relate to Jones Pharma Incorporated as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Jones Pharma Incorporated, by Ernst & Young LLP, independent accountants. These financial statements have been so incorporated in reliance on the reports of these independent accountants given on the authority of these firms as experts in auditing and accounting.

     The financial statements of the Wyeth-Ayerst Laboratories
Division -- Nordette, Bicillin and Wycillin Product Lines of American Home Products Corporation as of December 31, 1999 and for the year then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of that firm and upon the authority of that firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $375,000
Accounting fees and expenses................................   100,000
Legal fees and expenses.....................................   100,000
Indenture Trustee's Fees and Expenses.......................    10,000
Printing Costs..............................................    50,000
Miscellaneous...............................................    45,000
                                                              --------
          TOTAL.............................................  $680,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, director, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. King has adopted the provisions of the Tennessee statute pursuant to Paragraph 9 of its Second Amended and Restated Charter, as amended. King also has a "Directors and Officers Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.


  1.1        --  Form of Underwriting Agreement for the Securities

  4.1(1)     --  Specimen Common Stock Certificate

  4.2(1)     --  Form of Rights Agreement by and between King
                 Pharmaceuticals, Inc. and Union Planters National Bank

  4.3        --  Form of Indenture

  4.4        --  Form of Debt Securities (included in Exhibit 4.3)

  4.5        --  Form of Debt Warrant Agreement between King Pharmaceuticals,
                 Inc. and the Debt Warrant Agent, including a form of Debt
                 Warrant Certificate

  5          --  Opinion of Baker, Donelson, Bearman & Caldwell

 12.1        --  Computation of Ratio of Earnings to Fixed Changes

 23.1        --  Consent of PricewaterhouseCoopers LLP

 23.2        --  Consent of Ernst & Young LLP

 23.3        --  Consent of Arthur Andersen LLP

 24.1        --  Powers of Attorney (included on signature page)

 25.1(2)     --  Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939, as amended

-------------------------

(1) Incorporated by reference to King's Registration Statement on Form S-1 (registration No. 333-38753) filed October 24, 1997.

(2) To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the offering of the debt securities.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any fact or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated in this Registration Statement;

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bristol, State of Tennessee, on July 2, 2001.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                            ------------------------------------
                                                      John M. Gregory
                                              Chairman of the Board and Chief
                                                      Executive Officer

                                          By:     /s/ JAMES R. LATTANZI
                                            ------------------------------------
                                                     James R. Lattanzi
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Gregory or Joseph R. Gregory, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                 /s/ JOHN M. GREGORY                   Chairman of the Board and Chief  July 2, 2001
-----------------------------------------------------    Executive Officer
                   John M. Gregory

                /s/ JOSEPH R. GREGORY                  Vice Chairman of the Board and   July 2, 2001
-----------------------------------------------------    Director
                  Joseph R. Gregory

              /s/ JEFFERSON J. GREGORY                 President and Director           July 2, 2001
-----------------------------------------------------
                Jefferson J. Gregory

                /s/ ERNEST C. BOURNE                   President, International         July 2, 2001
-----------------------------------------------------    Division, and Director
                  Ernest C. Bourne

           /s/ EARNEST W. DEAVENPORT, JR.              Director                         July 2, 2001
-----------------------------------------------------
             Earnest W. Deavenport, Jr.

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

             /s/ FRANK W. DEFRIECE, JR.                Director                         July 2, 2001
-----------------------------------------------------
               Frank W. DeFriece, Jr.

                /s/ GREGORY D. JORDAN                  Director                         July 2, 2001
-----------------------------------------------------
                  Gregory D. Jordan

                /s/ R. CHARLES MOYER                   Director                         July 2, 2001
-----------------------------------------------------
                  R. Charles Moyer

                /s/ D. GREGORY ROOKER                  Director                         July 2, 2001
-----------------------------------------------------
                  D. Gregory Rooker